EXHIBIT 99.1

News Release

Contact: Corporate Communications

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News archive: continental.com/news/

EXPRESSJET NAMES FOUR OUTSIDE DIRECTORS

HOUSTON, June 5, 2002 - ExpressJet Holdings (NYSE: XJT) today announced the appointments of four new outside members to its board of directors.

ExpressJet Holdings is the parent of ExpressJet Airlines, which operates as Continental Express and provides all of its capacity as the regional airline of Continental Airlines.

"We welcome these outside directors for the talent and insight they will bring to our board," said Jim Ream, president and chief executive officer of ExpressJet.

Named to the ExpressJet Holdings board today were:

Janet M. Clarke

Ms. Clarke is president and founder of Clarke Littlefield LLC, a firm focused on providing strategic consulting services in the financial services industry with particular emphasis on marketing technologies. Her prior experience includes executive roles at Young & Rubicam, including chairman and CEO of its Knowledgebase Marketing subsidiary, Citigroup and RR Donnelley & Sons. Ms. Clarke serves on the board of directors of Cox Communications and Efunds Corporation.

Kim A. Fadel

Mr. Fadel is chief counsel for BellSouth Small Business Services. He has served in legal capacities at BellSouth companies since 1986, and previously was in private practice and served as a flight officer in the U.S. Navy.

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EXPRESSJET BOARD MEMBERS/PAGE 2

Thomas E. Schick

Mr. Schick previously served as executive vice president-Commercial Aviation Services and deputy to the president for the Boeing Commercial Airplanes Group. He has extensive airline industry experience at the senior management level, including positions as president of both Midway Airlines and Piedmont Aviation.

L.E. Simmons

Mr. Simmons is the founder of SCF Partners, which runs a series of private investment funds specializing in investments in the energy service business. He serves as chairman of Oil States International and as a director of Varco International, Simmons Media Group and Zions Bancorporation.

The new outside directors complete a nine-member board. Also serving on the board are Ream and four Continental Airlines executives: Chairman and CEO Gordon Bethune, President Larry Kellner, Executive Vice President and COO C.D. McLean, and Executive Vice President-Corporate Jeff Smisek.

ExpressJet employs more than 5,200 people and provides Continental Airlines (NYSE:CAL) with all of its regional airline capacity at its hub airports in Houston, Cleveland and Newark. Continental Express offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere in the world Continental and its alliance carriers fly.

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